AMENDED  Schedule A:  Financial Information

RUBICON MINERALS CORPORATION

Consolidated Balance Sheets

As at September 30, 2002 (unaudited – prepared by Management) and December 31, 2001 (audited).

	September 30,	December 31,
	2002	2001
Assets
Current assets
Cash	$ 2,545,509	$ 1,008,686
Amounts receivable	125,659	81,750
Goods and services tax receivable	66,264	39,049
Prepaid expenses	731	6,863
	2,738,163	1,136,348

Investments	20,119	20,119
Capital assets	39,721	27,515
Deferred property costs	11,142,742	6,004,545
	$ 13,940,745	$ 7,188,527

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$ 500,180	$ 134,325

Shareholders’ Equity
Share capital	18,128,240	11,281,967
Deficit	(4,687,675)	(4,227,765)
	13,440,565	7,054,202
	$ 13,940,745	$ 7,188,527

Approved by the Board of Directors:
“Michael J. Gray”	“David W. Adamson”
Michael J. Gray CFO and Director	David W. Adamson Director

The accompanying notes are an integral part of these financial statements.

RUBICON MINERALS CORPORATION

Consolidated Statements of Operations and Deficit

Unaudited – prepared by Management.

	For the three months ended September 30,		For the nine months ended September 30,
	2002	2001	2002	2001

Expenses
Amortization	$ 3,810	$ 2,527	$ 9,020	$ 7,581
Capital Tax		-	-	500
Filing fees	7,746	5,221	33,003	14,990
Investor relations	69,088	26,313	201,151	88,646
Office	17,399	12,215	41,451	34,615
Professional fees	64,005	4,808	146,364	51,602
Rent	18,337	13,320	49,354	35,913
Salaries and wages	25,735	21,304	107,572	62,730
Travel and accommodation	3,290	565	6,911	7,404
Utilities	1,217	226	3,229	8,235
Write-off of deferred property costs	-	-	33,879	246,228
Loss Before Other Items	(210,627)	(86,499)	(631,934)	(558,444)

Administration fees	21,751	18,293	127,046	57,716
Interest and miscellaneous income	11,413	3,212	44,978	17,864
Net loss for the period	(177,463)	(64,994)	(459,910)	(482,864)
Deficit, beginning of period	(4,510,212)	(1,954,076)	(4,227,765)	(1,536,206)
Deficit, end of period	$ (4,687,675)	$ (2,019,070)	$ (4,687,675)	$ (2,019,070)
Loss Per Share	$ (0.01)	$ (0.00)	$ (0.02)	$ (0.02)

The accompanying notes are an integral part of these financial statements

RUBICON MINERALS CORPORATION

Consolidated Statements of Cash Flows

Unaudited – prepared by Management

	For the three months ended September 30,		For the nine months ended September 30,
	2002	2001	2002	2001
Cash provided by (used for):
Operations
Net loss for the period	$ (177,463)	$ (64,994)	$ (459,910)	$ (482,864)
Add items which do not include cash:
Amortization	3,810	2,527	9,020	7,581
Write-off of deferred property costs	-	-	33,879	246,228
	(173,653)	(62,467)	(417,011)	(229,055)

Changes in non-cash working capital components:
Prepaid expenses	1,097	1,451	6,132	4,121
Amounts receivable	(70,116)	(65,907)	(43,909)	16,274
Goods and services tax receivable	(14,972)	4,850	(27,215)	10,935
Accounts payable and accrued liabilities	369,820	86,345	365,855	(28,742)
	112,176	(35,728)	(116,148)	(226,467)

Investments
Deferred property costs	(2,253,415)	(422,805)	(5,880,757)	(1,372,004)
Purchase of capital assets	(5,898)	-	(21,226)	(3,007)
	(2,259,313)	(422,805)	(5,901,983)	(1,375,011)

Financing
Common shares issued for cash	527,500	135,000	5,890,312	135,000
Share issue costs	-	(11,891)	(256,029)	(13,591)
Recovery of Property costs incurred	739,699	246,053	1,920,671	845,466
	1,267,199	369,162	7,554,959	966,875

Net cash provided (used) during the period	(879,938)	(89,371)	1,536,823	(634,603)
Cash, beginning of period	3,425,447	520,018	1,008,686	1,065,250
Cash, end of period	$ 2,545,509	$ 430,647	$ 2,545,509	$ 430,647

The accompanying notes are an integral part of these financial statements

RUBICON MINERALS CORPORATION

Consolidated Statements of Deferred Property Costs

(Stated in Canadian Dollars)

	Balance December 31, 2001 (audited)	Gross Expenditures 2002 (unaudited – prepared by management)	Write-off or Recovery 2002 (unaudited – prepared by management)	Balance September 30, 2002 (unaudited – prepared by management)
CANADA
ONTARIO
RLJV Properties
Acquisition costs	$ 439,376	$ 230,473	$ (227,693)	$ 442,156
Exploration costs
Geological and geochemical	450,782	209,023	(231,750)	428,055
Drilling	381,223	608,184	(608,184)	381,223
Geophysical	178,696	181,144	(264,497)	95,343
Travel and accommodation	32,552	13,346	(13,290)	32,608
Other	3,118	4,427	(4,427)	3,118
	1,485,747	1,246,597	(1,349,841)	1,382,503

McFinley Gold Project
Acquisition costs	38,632	2,540,965	-	2,579,597
Exploration costs
Geological and geochemical	4,915	343,518	-	348,433
Geophysical	-	69,842	-	69,842
Travel and accommodation	-	10,820	-	10,820
Other	-	26,886	-	26,886
	43,547	2,992,034	-	3,035,578

McCuaig JV Property
Acquisition costs	72,210	2,140	-	74,350
Exploration costs
Geological and geochemical	236,824	92,027	(73,870)	254,981
Drilling	258,700	670,758	(79,458)	850,000
Geophysical	9,472	19,334	(4,467)	24,339
Travel and accommodation	13,686	9,026	(2,385)	20,327
Other	233	933	-	1,166
	591,125	794,218	(160,180)	1,225,163

Other Red Lake Properties
Acquisition costs	76,178	33,560	-	109,738
Exploration costs
Geological and geochemical	48,322	5,917	-	54,239
Geophysical	88,682	2,986	-	91,668
Travel and accommodation Other	- 892	- -	- -	- 892
	214,074	42,463	-	256,537

    Other Ontario Properties

Acquisition costs	41,310	-	-	41,310
Exploration costs
Geological and geochemical	22,722	-	-	22,722
Geophysical	56,362	-	-	56,362
Travel and accommodation	1,322	-	-	1,322
	121,716	-	-	121,716
BRITISH COLUMBIA Axelgold and Thumb Peak Properties
Acquisition costs	71,040	5,000	-	76,040
Exploration costs
Geological and geochemical	55,193	88,968	(86,375)	57,786
Drilling	-	231,955	(231,955)	-
Geophysical	-	241	(241)	-
Travel and accommodation	2,921	779	(779)	2,921
	129,154	326,943	(319,350)	136,747

NEWFOUNDLAND
Point Leamington Property
Acquisition costs	173,408	21,033	-	194,441
Exploration costs
Geological and geochemical	122,550	326	-	122,876
Drilling	83,746	-	-	83,746
Geophysical	13,322	-	-	13,322
Travel and accommodation	6,415	-	-	6,415
Other	-	200	-	200
	399,441	21,559	-	421,000

Other Base Metal Properties
Acquisition costs	37,326	32,640	-	69,966
Exploration costs
Geological and geochemical	247,961	11,637	-	259,598
Drilling	432,422	22,068	-	454,490
Geophysical	153,018	5,324	-	158,342
Travel and accommodation	26,855	294	-	27,149
Other	8,844	-	-	8,844
	906,426	71,963	-	978,389
Newfoundland Gold Properties:
Golden Promise Property
Acquisition costs	-	-	-	-
Exploration costs
Geological and geochemical	-	96,006	-	96,006
Drilling	-	52,109	-	52,109
Geophysical	-	11,443	-	11,443
Travel and accommodation	-	3,411	-	3,411
Other	-	1,500	-	1,500
	-	164,469	-	164,469
Avalon Trend Properties
Acquisition costs	-	55,340	-	55,340
Exploration costs
Geological and geochemical	-	121,566	-	121,566
Drilling	-	-	-	-
Geophysical	-	-	-	-
Travel and accommodation	-	2,857	-	2,857
Other	-	-	-	-
	-	179,763	-	179,763

StarTrack Trend Properties
Acquisition costs	59,795	50,208	-	110,003
Exploration costs
Geological and geochemical	42,668	82,075	-	124,743
Drilling	-	-	-	-
Geophysical	-	-	-	-
Travel and accommodation	4,228	2,550	-	6,778
Other	75	300	-	375
	106,766	135,133	-	241,899

Glenwood-Botwood Trend Properties
Acquisition costs	18,620	342,140	-	360,760
Exploration costs
Geological and geochemical	1,661	107,722	-	109,383
Drilling	-	-	-	-
Geophysical	-	-	-	-
Travel and accommodation	689	1,812	-	2,501
Other	-	-	-	-
	20,970	451,674	-	472,644
New World Property Acquisition costs	-	35,040	-	35,040
Exploration costs
Geological and geochemical	-	73,288	-	73,288
Drilling	-	-	-	-
Geophysical	-	-	-	-
Travel and accommodation	-	-	-	-
Other	-	-	-	-
	-	108,328	-	108,328

Other Gold Properties
Acquisition costs	-	151,313	-	151,313
Exploration costs
Geological and geochemical	-	208,792	-	208,792
Drilling	-	-	(11,320)	(11,320)
Geophysical	-	11,821	-	11,821
Travel and accommodation	-	7,325	-	7,325
Other	-	-	(982)	(982)
	-	379,251	(12,302)	366,949
MANITOBA
Pegg Property
Acquisition costs	26,165	-	(26,165)	-
Exploration costs
Geological and geochemical	12,000	71,229	(83,229)	-
Travel and accommodation	3,748	-	(3,748)	-
	41,913	71,229	(113,142)	-

NUNAVUT, BAFFIN ISLAND
Incognita Joint Venture Property
Acquisition costs	131,325	-	-	131,325
Exploration costs
Geological and geochemical	130,007	1,355	(717)	130,645
Drilling	51,184	-	-	51,184
Geophysical	22,111	-	-	22,111
Travel and accommodation	6,709	-	-	6,709
Other	440	-	-	440
	341,776	1,355	(717)	342,414
USA ALASKA
Palmer Property
Acquisition costs	678,434	105,735	-	784,169
Exploration costs
Geological and geochemical	213,314	351	-	213,665
Drilling	680,324	-	-	680,324
Travel and accommodation	13,193	-	-	13,193
Other	16,625	667	-	17,292
	1,601,890	106,753	-	1,708,643
Deferred Property Costs	$ 6,004,545	$ 7,093,729	$ (1,955,532)	$ 11,142,742

RUBICON MINERALS CORPORATION

Notes to the Consolidated Financial Statements

September 30, 2002

Unaudited – Prepared by Management

1.

BASIS OF PRESENTATION

These interim financial statements have been compiled using the same accounting policies and measurement criteria as those utilized in the preparation of the Company’s audited financial statements dated December 31, 2001, and should be read in conjunction with these annual statements, which provide more comprehensive note disclosures of certain financial statement line items, including the Company’s property interests.

2.

NATURE AND CONTINUANCE OF OPERATIONS

The Company is incorporated in British Columbia and is involved in the acquisition and exploration of property interests that are considered potential sites of economic mineralization.  At the date of these financial statements, the Company has not been able to identify a known body of commercial grade ore on any of its properties and the ability of the Company to realize the costs it has incurred to date on these properties is dependent upon the Company being able to identify a commercial ore body, to finance its exploration and development costs and to resolve any environmental, regulatory, or other constraints which may hinder the successful development of the property.  These activities are conducted primarily in Canada and Alaska.

3.

RELATED PARTY TRANSACTIONS

Two directors of the Company are paid fees based on employment contracts at the rate of $6500 per month.  One director of the Company is paid a fee based on an employment contract at the rate of $5000 per month.  These fees for exploration and administrative management have been paid in the normal course of operations and are measured at the exchange amount, which is that amount of consideration established and agreed to by the related parties.

	September 30, 2002	September 30, 2001
Aggregate fees paid to directors	$162,000	$135,000

The Company also paid a law firm, of which a partner of the firm is a director of the Company $212,798 for the nine months ended September 30, 2002, for legal services (recorded in professional expenses, mineral property acquisition costs and share issue costs) and as at September 30, 2002 this firm is owed approximately $5,000 for the unpaid portion of this amount, a balance which is included in accounts payable.

4.

MINERAL PROPERTIES

The following is an update of the Company’s property interests.  Only changes in the Company’s property interests are indicated here.

CANADA

NEWFOUNDLAND

Other Gold Projects

Golden Promise Property

The Company has a 100% interest in approximately 835 claims comprising part of the property.  An additional 692 claims have were acquired by option from a third party (or fall within an area of interest with the third party) whereby the Company can acquire a 100% interest in the claims by making cumulative cash payments of $230,000 over four years ($15,000 paid) and issue a total of 100,000 shares (no shares issued in year one) over four years.  The Company has granted a 2% NSR royalty on the optioned claims and has the right to buy a 1% NSR for $1,000,000 at any time.

New World Property

The Company has an option to earn a 100% interest in 7 claim units in consideration for cash payments aggregating $57,000 ($12,000 paid) and by issuing shares a total of 45,000 shares (none issued in year 1) by May 14, 2005. The property is subject to a 2% NSR, 1% of which may be purchased by the Company at any time for $1,000,000

Avalon Trend Properties

Berg Property

The Company has an option to earn a 100% interest in 106 claim units in consideration for cash payments aggregating $95,000 ($20,000 paid) to the owners by April 5, 2005.  The property is subject to a 2% NSR, 50% of which may be purchased by the Company at any time for $1,000,000.

Steep Nap Property

The Company has an option to earn a 100% interest in 2 claim units in consideration for cash payments aggregating $65,000 ($20,000 paid) and by issuing shares with the cash equivalent of $60,000 by July 2, 2005. The Company is required to carry out $100,000 in exploration expenditures on or before July 5, 2005. The property is subject to a 3% NSR, 2% of which may be purchased by the Company at any time for $2,000,000.

Santana Property

The Company has an option to earn a 100% interest in 2 claim units in consideration for cash payments aggregating $100,000 ($10,000 paid) by July 2, 2005.  The remaining $90,000 in cash payments may be paid in the share equivalent, at the Company’s election.  The property is subject to a 2.5% NSR, 1.5% of which may be purchased by the Company at any time for $1,500,000.

Grog Pond Property

The Company has an option to earn a 100% interest in 89 claim units in consideration for cash payments aggregating $60,000 ($7,500 paid) to the owners by April 23, 2005.  The property is subject to a 2% NSR, 50% of which may be purchased by the Company at any time for $1,000,000.

Glenwood-Botwood Basin Trend Properties

Golden Bullet Property

The Company has an option to earn a 100% interest in 5 claim units in consideration for cash payments aggregating $197,000 ($30,000 paid) and by issuing 78,000 shares (12,000 issued) by May 14, 2006.  The property is subject to a 2.5% NSR, 1.5% of which may be purchased by the Company at any time for $2,250,000.

Huxter Lane & TCH Property

The Company has an option to earn a 100% interest in 7 claim units in consideration for cash payments aggregating $59,000 ($9,000 paid) and by issuing 30,000 shares (none issued in year one) by May 14, 2005.  The property is subject to a 2.5% NSR, 1.5% of which may be purchased by the Company at any time for $1,500,000.

JBP Property

The Company has an option to earn a 100% interest in 34 claim units in consideration for cash payments aggregating $85,000 ($10,000 paid) and by issuing 74,000 shares or by paying $74,000 (the Company’s election) by April 10, 2005.  The property is subject to a 2.5% NSR, 1.5% of which may be purchased by the Company at any time for $1,500,000.

Jonathan’s Pond Property

The Company has an option to earn a 100% interest in 2 claim units in consideration for cash payments aggregating $39,000 ($3,000 paid) by April 10, 2005.  The property is subject to a 2.5% NSR, 1.5% of which may be purchased by the Company at any time for $1,500,000.

Wings Point Property

The Company has an option to earn a 100% interest in 6 claim units in consideration for cash payments aggregating $59,000 ($9,000 paid) and by issuing 30,000 shares by April 15, 2005.  The property is subject to a 2.5% NSR, 1.5% of which may be purchased by the Company at any time for $1,500,000.

Star Track Trend Properties

Wing Pond Property

The Company has an option to earn a 100% interest in 6 claim units in consideration for cash payments aggregating $39,000 ($3,000 paid) by April 10, 2005.  The property is subject to a 2.5% NSR, 1.5% of which may be purchased by the Company at any time for $1,500,000.

Slaney Property

The Company has an option to earn a 100% interest in 1 claim unit in consideration for cash payments aggregating $28,500 ($6,000 paid) and by issuing shares with the cash equivalent of $22,500 by July 2, 2005. The Company is required to carry out $100,000 in exploration expenditures on or before July 8, 2005. The property is subject to a 2% NSR, 1% of which may be purchased by the Company at any time for $1,000,000.

5.

SHARE CAPITAL

(a)

Authorized share capital consists of 250,000,000 common shares without par value.

	Price per Share $	Number of Shares	Proceeds $
Issued at December 31, 2001		23,398,867	$ 11,281,967
Issued for property interests	0.65	260,000	169,000
	0.92	25,000	23,000
	1.00	10,000	10,000
	1.00	10,000	10,000
	1.00	20,000	20,000
	1.14	12,500	14,250
Private Placement	0.52	1,618,463	841,600
	0.80	3,750,000	(1)2,743,971
Warrant Exercise	0.65	10,000	6,500
	0.65	1,125,000	731,250
	0.65	375,000	243,750
	0.45	315,000	141,750
	0.35	166,393	58,237
Stock Option Exercise	0.21	25,000	5,250
	0.43	20,000	8,600
Issued at March 31, 2002		31,141,223	16,309,125

Warrant Exercise	0.55	500,000	275,000
Stock Option Exercise	0.43	100,000	43,000
	0.42	15,000	6,300
	0.21	7,500	1,575
Issued at June 30, 2002		31,763,223	16,635,000
Issued for property interests	1.85	500,000	925,000
	0.77	12,000	9,240
	1.05	30,000	31,500
Warrant Exercise	0.65	750,000	487,500
	0.80	50,000	40,000
Issued at September 30, 2002		33,105,223	$ 18,128,240

Note: (1)  Net of issue costs of $256,029

(b)

Summary of stock options and warrants outstanding:

Type of Security	Number	Exercise Price	Expiry Date
Stock Options	795,000	$0.43	Nov. 22/03
	177,500	$0.21	Nov. 22/03
	325,000	$0.23	Nov. 22/03
	30,000	$0.38	Nov. 22/03
	35,000	$0.42	Nov. 22/03
	100,000	$0.37	Nov. 22/03
	10,000	$0.74	Nov. 22/03
	250,000	$1.34	May 29/04
	100,000	$1.15	July 9/07
	1,225,000	$0.83	Aug 8/07
	3,047,500
Warrants	400,000	$0.45	Nov. 5/02
	1,213,847	$0.65	July 30/03
	1,875,000	$1.10 / $1.50	Mar. 4/03 / Sept. 4/03
	3,488,847
Agents Warrants	166,393	$0.35	Nov. 5/03
	187,500	$0.80	Jan. 30/03
	325,000	$0.80	Mar. 4/03
	678,893
Total	7,215,240

6.

SUBSEQUENT EVENTS

In addition to items disclosed elsewhere in these notes, the following has occurred in the period since September 30, 2002:

•

On October 15, 2002, the Company issued 50,000 stock options to a consultant at $0.87 per share, exercisable until October 15, 2004.

•

On October 15, 2002, the Company announced its option agreement to acquire a 100% interest in the Rivard gold project, a mining lease comprising six claims (90 hectares) situated at the west end of the prolific Red Lake greenstone belt in NW Ontario.  The Rivard gold project contains numerous trenched exposures of course visible gold bearing quartz +/- carbonate veins over an area measuring roughly 5000 metres x 100 metres.  Gold-bearing veins range from less than 2 centimetres to 20 centimetres in thickness, with individual veins traceable up to 25 metres along strike.  In order to acquire a 100% interest in the project, and subject to regulatory approval, Rubicon must make payments totaling C$218,000 over four years ($28,000 in year one), 210,000 shares over the same period (25,000 following regulatory approval), and conduct $1 million in exploration work on the project, which includes a firm commitment to spend $150,000 in year one.  Rubicon has granted a sliding rate NSR royalty to the vendors as follows: 2.25% NSR at an average gold price of less than or equal to US$400; 2.5% at an average gold price of greater than US$400 and less than or equal to US$500; and 2.75% at an average gold price greater than US$500.  Rubicon has the right at any time to purchase 1.25% NSR from the vendors for C$1 million and retains a right of first refusal to purchase any remaining NSR.  The Rivard property has been selected by AngloGold for inclusion in the RLJV, which comprises an extensive property package in Red Lake under option to AngloGold.  Under the terms of the RLJV agreement, AngloGold must make all cash payments plus provide cash compensation for any share payments made by Rubicon required to acquire and maintain the option on the Rivard property and must fund all exploration related to the Rivard gold project.

•

On November 5, 2002, 350,000 warrants were exercised at a price of $0.45 per share for net proceeds to the Company of $157,500.

•

On November 19, 2002 the Company made the second tranche payment on the StarTrack property in Newfoundland by issuing 50,000 shares and making a $15,000 cash payment to owners.

•

On November 20, 2002, the Company issued 20,000 stock options to an employee at $0.62 per share, exercisable until November 20, 2004.